Exhibit 19.1

WELLGISTICS HEALTH, INC.

RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION POLICY

December 11, 2024

This Recovery of Erroneously Awarded Compensation Policy (this “Policy”) is the compensation recovery policy of Wellgistics Health, Inc. (the “Company”), adopted by the Company in accordance with the provisions of Rule 10D-1 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 5608 of the Nasdaq Stock Market LLC Rules (“Rule 5608”). This Policy is adopted as of December 11, 2024 (the “Adoption Date”) and shall be effective as of October 2, 2023, the effective date of Rule 5608 (the “Effective Date”).

Recoverable Compensation Upon an Accounting Restatement.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (such restatement, an “Accounting Restatement”), the Compensation Committee of the Company’s board of directors (the “Board”; such committee, the “Compensation Committee”) will review any incentive-based compensation received by a person: (i) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement, which is the earlier to occur of: (1) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (2) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement (such date, the “Restatement Trigger Date”), and (ii) during any transition period within or immediately following that three-year period preceding the Restatement Trigger Date that results from a change in the Company’s fiscal year (such period of three fiscal years and any transition period, the “Recoverability Period”).

Scope of Policy.  This Policy applies to all incentive-based compensation received on or after the Effective Date of this Policy by a person: (i) after becoming an executive officer of the Company; (ii) who served as an executive officer at any time during the performance period for the incentive-based compensation under review; (iii) while the Company had a class of securities listed on a national securities exchange or association; and (iv) during the Recoverability Period immediately preceding the Restatement Trigger Date (such incentive-based compensation, “Recoverable Incentive-Based Compensation”).

Calculating Erroneously Awarded Compensation.  If the Compensation Committee determines, in its sole and absolute discretion, that an executive officer of the Company received any Recoverable Incentive-Based Compensation in excess of the amount of Recoverable Incentive-Based Compensation that would have been received had it been calculated based on the restated financial amounts in an Accounting Restatement, disregarding any taxes paid (such excess incentive-based compensation, “Erroneously Awarded Compensation”), the Company must recover such Erroneously Awarded Compensation. If the Company awarded Recoverable Incentive-Based Compensation based on stock price or total shareholder return, the amount of Erroneously Awarded Compensation will not be subject to mathematical recalculation from the information in an Accounting Restatement, so the Compensation Committee must: (i) determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, upon which the Recoverable Incentive-Based Compensation was received; (ii) maintain documentation of the determination of that reasonable estimate; and (iii) provide such documentation to the Nasdaq Stock Market LLC (“Nasdaq”). For purposes of this Policy, Recoverable Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable incentive-based compensation award is attained, even if the payment or grant of the award occurs after the end of that period.

Reimbursement of Overpayment Amount.  Upon determining that an executive officer received Erroneously Awarded Compensation, the Compensation Committee shall, to the fullest extent permitted by governing law and as it deems appropriate, require such executive officer to reimburse the Company in the amount of the Erroneously Awarded Compensation (such amount to be reimbursed, the “Overpayment Amount”). Promptly after making the determination that an executive officer received Erroneously Awarded Compensation, the Compensation Committee shall send such executive officer a notice of recovery, specifying the Overpayment Amount to be paid to the Company and the terms for prompt repayment thereof.

No Indemnification.  The Company is prohibited from indemnifying any executive officer or former executive officer against the loss of Erroneously Awarded Compensation and from paying or reimbursing any current or former executive officer for the premium of any third-party insurance policy purchased by such executive officer to fund potential recovery obligations. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture, or right of offset against any employee that is required pursuant to any statutory repayment requirements (regardless of whether such requirement was implemented prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in calculating any amounts recovered under this Policy.

Exceptions to Recovery of Erroneously Awarded Compensation.  Notwithstanding the foregoing, the Company will not be required to recover Erroneously Awarded Compensation in compliance with this Policy to the extent that the Compensation Committee determines that recovery would be impracticable, and the conditions of one of the following three recovery scenarios are met:

(1)	The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable recovery attempt(s), and provide that documentation to Nasdaq.

(2)	Recovery would violate home country law where that law was adopted prior to November 28, 2022 (the date the SEC published Rule 10D-1 under the Exchange Act). Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq.

(3)	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. § 401(a)(13) or 26 U.S.C. § 411(a) and regulations thereunder.

Additional Remedies and Means of Recoupment.  The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce an executive officer’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment policy or any applicable provisions in plans, agreements, awards, or other arrangements that contemplate the recoupment of compensation from an executive officer. If an executive officer fails to repay Erroneously Awarded Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Compensation from the executive officer, and the executive officer shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Compensation.

Binding Policy; Enforceability.  The terms of this Policy shall be binding and enforceable against all executive officers subject to this Policy and their beneficiaries, heirs, executors, administrators, or other legal representatives. If any provision of this Policy or the application of such provision to any executive officer shall be adjudicated to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal, or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal, or enforceable.

Interpretation.  This Policy shall be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Rule 5608, and any related rules or regulations adopted by the SEC or Nasdaq (the “Applicable Rules”) as well as any other applicable law. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules.

Definitions.  For purposes of this Policy:

(i) “executive officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a significant policy-making function, any other person who performs similar significant policy-making functions for the Company, any executive officer of the Company’s parent(s) or subsidiaries that performs significant policy-making functions for the Company, and any other person identified by the Company as an executive officer for purposes of Item 401(b) of Regulation S-K (17 CFR § 229.401(b)), as designated from time to time by the Board;

(ii) “financial reporting measures” means (1) the measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (2) any measures that are derived wholly or in part from such measures, and (3) stock price and total shareholder return, regardless of whether any of the financial reporting measures described in clauses (1) through (3) are presented with the Company’s financial statements or included in a filing with the SEC; and

(iii) “incentive-based compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.

Acknowledgment.  Each executive officer subject to this Policy shall sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the executive officer agrees to be bound by and to comply with the terms and conditions of this Policy, (i) within 60 calendars days of the Adoption Date of this Policy, or (ii) within 30 calendar days after the date the individual becomes an executive officer, whichever is later.

Reviewed: December 11, 2024

Exhibit A

WELLGISTICS HEALTH, INC.

RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION POLICY

ACKNOWLEDGMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Recovery of Erroneously Awarded Compensation Policy (the “Policy”) of Wellgistics Health, Inc. (the “Company”).

The undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

Executive Officer:

Signature

Printed Name

Title or Position

Date